Exhibit 99.1

NEWS

For Immediate Release

Contact:
Rich Yonker
Vitesse
+1.805.388.3700

Vitesse Announces Proposed Settlement With SEC

CAMARILLO, Calif. – June 1, 2009 – Vitesse Semiconductor Corporation (Pink Sheets: VTSS.PK) announced that the Staff of the Securities and Exchange Commission (SEC) has agreed to recommend to the Commission, a proposed settlement which would conclude for the Company all matters arising from the SEC investigation, which the Company announced in May 2006, into historical stock option practices and certain other accounting irregularities. Under the proposed settlement, the Company would pay a $3 million civil penalty and consent to the entry of a final judgment by a federal court permanently enjoining the Company from violations of the antifraud and other provisions of the federal securities laws. The proposed settlement is contingent on the review and approval of final documentation by the Company and the Staff, and is subject to final approval by the Commission.

Vitesse’s current Board and management, which have been in place since April 2006, have cooperated with the SEC Staff in this investigation. The Board and management have significantly strengthened the Company’s compliance and corporate governance practices.

About Vitesse

Vitesse designs, develops and markets a diverse portfolio of high-performance, cost-competitive semiconductor solutions for Carrier and Enterprise networks worldwide. Engineering excellence and dedicated customer service distinguish Vitesse as an industry leader in Gigabit Ethernet LAN, Ethernet-over-SONET, Fibre Channel, Serial Attached SCSI, Optical Transport, and other applications. Vitesse innovation empowers customers to deliver superior products for Enterprise, Access, Metro, and Core applications. Additional company and product information is available at www.vitesse.com.

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Vitesse is a registered trademark in the United States and/or other jurisdictions of Vitesse Semiconductor Corporation.  All other trademarks or registered trademarks mentioned herein are the property of their respective holders.

Safe Harbor

Statements made in this release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time.  These forward-looking statements may include, but are not limited to, statements containing words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “hope,” “intend,” and similar expressions.  Factors, including those related to our business and financial result, that could cause actual results to differ are identified in the public filings made by Vitesse with the Securities and Exchange Commission, which are available on the web site of the Securities and Exchange Commission, www.sec.gov.  The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control.  We caution investors that any forward-looking statements made by us are not guarantees of future performance. including, but not limited to, the risk that the agreement in principle with the SEC staff does not receive final approval by the Commission or is otherwise terminated.  We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.